EXHIBIT 22

                                  SUBSIDIARIES
                                       OF
                              UNITED GROCERS, INC.

                                 October 2, 1998



Bergrens Market, Inc.
Northwest Process, Inc.
R&R Liquidating Corporation
U.G. Resources, Inc.
United Resources, Inc.
Western Security Services, Ltd.
Western Passage Express, Inc.